EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a special cash dividend of ninety-six cents ($.96) per share of common stock payable on December 30, 2010 to shareholders of record at the close of business on December 15, 2010.  The one-time dividend represents about a two percent (2%) increase over the cumulative cash dividends of ninety-four cents ($.94) paid during the most recent four calendar quarters.

A key long term UTMD business objective has been to maximize returns for its shareholders. In recent quarters, the Company has been paying out over half of its profits after corporate income taxes to shareholders.

Chairman Kevin Cornwell states, “I believe shareholders can view this $3.5 million special dividend in the following ways:
1)  As almost half of UTMD’s shareholders are individuals who are affected by personal income taxes on dividends, the special dividend removes uncertainty regarding the government’s tax policy for next year. It represents what the board of directors estimates it probably would have declared as normal dividends for the next four calendar quarters, in effect, a prepayment of 2011 shareholder dividends.

2) The amount of the special dividend will reduce UTMD’s cash and investment balances to about where they were a little over a year ago, even though in 2010 UTMD has already made regular quarterly dividend payments, repurchased shares in the open market, invested in facility expansion in Utah, invested in new technology and made other capital expenditures, all totaling nearly $5 million. We do not expect that the special dividend will impair UTMD’s ability to continue similar investments or make an acquisition that will improve business activity, if one comes along that meets UTMD’s investment criteria.”

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected or expected.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.